Exhibit 99.1

Great Elm Healthcare, LLC subsidiary Acquires

ADVANCED MEDICAL dme, LLC and pm Sleep LAB, llc

Expands operating footprint in the Midwest with 9 additional locations in Kansas and Missouri

Represents the addition of over 2,500 patients to Great Elm Healthcare’s active patient base

WALTHAM, Mass., March 2, 2021 -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG,” or “Great Elm”) (NASDAQ: GEG), a diversified holding company, announced today that Focus Respiratory, LLC, a subsidiary of Great Elm Healthcare, LLC (“GEHC”) (the "Company"), acquired Advanced Medical DME, LLC and PM Sleep Lab, LLC, providers of sleep testing, PAP, and other respiratory products and services in nine locations throughout Kansas and Missouri. On a combined basis, the acquired entities reported pro forma unaudited revenues of approximately $5 million in 2020.

The acquisition of these entities expands the Company’s existing operating footprint in the Midwestern U.S., with the addition of six locations in Kansas and entry into Missouri with three locations. The addition of over 2,500 active patients meaningfully increases the patient base to which the Company will provide a full range of respiratory durable medical equipment and PAP resupply. The Company will also have the opportunity to introduce ventilator and oxygen services to the acquired markets and gain additional referral opportunities from the new networks. The acquisition also presents potential operating efficiencies and procurement savings through better pricing and volumes.

“The acquisitions of Advanced Medical DME, LLC and PM Sleep Lab, LLC fit our strategy of pursuing tuck-in acquisitions of respiratory-focused companies that expand and enhance our geographic footprint as we seek to gain scale and increase operating leverage in areas where we have an existing presence,” stated Peter A. Reed, Chief Executive Officer of Great Elm Group Inc., parent company of GEHC. “We were attracted to the companies’ patient-centered philosophy and their talented managers and staff.  We welcome these new patients and employees to the Great Elm Healthcare family and look forward to extending our offerings throughout Kansas and Missouri.”

About Great Elm Healthcare, LLC and Great Elm Group, Inc.

Great Elm Healthcare, LLC is a wholly owned subsidiary of Great Elm DME, Inc., which is an 80.1%-owned subsidiary of Great Elm Group, Inc. Great Elm Healthcare, LLC provides durable medical equipment to customers with respiratory needs in the Pacific Northwest (including Alaska), Arizona, and the Midwestern U.S. Great Elm Healthcare, LLC also operates sleep testing centers and provides power mobility and other home medical equipment. As of December 31, 2020, Great Elm Healthcare, LLC had over 67,000 active, billable respiratory patients across six states through its network of 25 locations.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: investment management and operating companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Contacts:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Jeehae Linford

The Equity Group Inc.

+1 (212) 836-9615

jlinford@equityny.com